                                                                      Exhibit 11


11. Statement re computation of per share earnings

                                                                  Year ended             Year ended             Year ended
                                                                September 30,           September 30,          September 30,
                                                                     2000                   1999                  1998

Net income in thousands                                              $21,045                $13,708                 $5,004


Weighted average shares outstanding                               14,698,456             14,894,162             15,599,014

Assumed exercise of stock options,
  weighted average of incremental shares                           1,384,753                412,820                343,516

Assumed purchase of stock under stock
  purchase plan, weighted average                                     84,644                  7,868                188,048

Diluted shares - adjusted weighted-average shares
and assumed conversions                                           16,167,853             15,314,850             16,130,578


Basic earnings per share                                               $1.43                  $0.92                  $0.32

Diluted earnings per share                                             $1.30                  $0.90                  $0.31

